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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Bogue                             Donna                 R.
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   (Last)                           (First)             (Middle)

   6820 Academy Parkway East NE
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                                    (Street)

   Albuquerque                      NM                   87109
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   (City)                           (State)              (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc. -- LPTH
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

   August 2000
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   CFO/Treasurer
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                          Amount
                                                          of
                                          Securities      Secur-              Nature
                                          Acquired (A)    ities     Owner-    of
                                          or Disposed     Bene-     ship      Indirect
                                          of (D) (Instr.  ficially  Form:     Bene-
                           Transaction    3, 4 and 5)     Owned at  Direct    ficial
                           Code         ----------------  End (D)   or        Owner-
Title of      Transaction  (Instr. 8)          (A)        of Month  Indirect  ship
Security      Date         -----------  Amount or  Price  (Instr.   (I)       (Instr.
(Instr. 3)   (mm/dd/yy)    Code     V          (D)        3 and 4)  (Instr.4)  4)
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Class A       8/21/00       X            2,500     $ 7.63
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Class A       8/21/00               D    2,500     $41.01    O
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                         Number                                            Number    Owner-
                                         of                                                of        ship
                                         Deriv-                     Title and              Deriv-    of
                Conver-                  ative                      Amount of              ative     Deriv-
                sion                     Secur-                     Underlying             Secur-    ative   Nature
                of                       ities                      Securities             ities     Secur-  of
                Exer-                    Acquired  Date             (Instr. 3      Price   Bene-     ity:    In-
                cise             Trans-  (A) or    Exercisable and  and 4)         of      ficially  Direct  direct
                Price   Trans-   action  Disposed  Expiration Date  -------------- Deriv-  Owned     (D) or  Bene-
                of      action   Code    of(D)     (Month/Day/Year)         Amount ative   at End    In-     ficial
Title of        Deriv-  Date     (Instr. (Instr.3, -----------------        or     Secur-  of        direct  Owner-
Derivative      ative   (Month/  8)      4 and 5)  Date      Expira-        Number ity     Month     (I)     ship
Security        Secur-  Day/     ------  --------  Exer-     tion           of     (Instr. (Instr.   (Instr  (Instr.
(Instr. 3)      ity     Year)    Code V  (A)   (D) cisable   Date   Title   Shares 5)      4)        4)      4)
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                                                                    Class A
Stock Option   $7.63   8/21/00     X      D  2,500  8/98     8/08   Common   2,500         67,500     D
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Explanation of Responses:

/s/ Donna R. Bogue                                  9/8/00
--------------------------------                 -------------
**Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulatiob S-T.